UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2015

ATHENS BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Tennessee	001-34534	27-0920126
(State or Other Jurisdiction) of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

106 Washington Avenue, Athens, Tennessee		37303
(Address of Principal Executive Offices)		(Zip Code)

(423) 745-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2015, the Board of Directors of Athens Bancshares Corporation (the “Company”) elected Raymond A. Grant (age 59) to serve as a Director of the Company. He has been named to serve on the Compensation Committee, Nominating and Corporate Governance Committee and the Audit Committee of the Company’s Board of Directors. Mr. Grant was also elected to serve as a Director of Athens Federal Community Bank, National Association (the “Bank”), the wholly-owned bank subsidiary of the Company. He has been named to serve on the Compensation Committee, Nominating and Corporate Governance Committee and the Audit Committee of the Bank’s Board of Directors.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective October 21, 2015, the Company’s Board of Directors amended the director age limitation provision contained in Article II, Section 17 of the Company’s Bylaws to increase the age limit from 70 years of age to 73 years of age. As amended, Article II, Section 17 reads in its entirety as follows:

“SECTION 17. Age Limitation.

No person seventy-three (73) years of age or older shall be eligible for election, reelection, appointment or reappointment to the Board of Directors. No person shall serve as a director beyond the annual meeting of shareholders immediately following such person becoming seventy-three (73) years of age; provided, however, such person may serve the remainder of his or her unexpired term. The provisions of this Section 17 do not apply to an advisory or honorary director.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATHENS BANCSHARES CORPORATION

Date: October 22, 2015	By:	/s/ Michael R. Hutsell
Michael R. Hutsell
Treasurer and Chief Financial Officer